Exhibit 10.13

[Exxel Pharma Letterhead]

August [12], 2025

John Nash

[       ]

Re: Letter Agreement for Amendment to 12.5% Senior Secured Convertible Debenture and Replacement Warrant

Dear Mr. Nash:

This letter agreement (the “Amendment”) confirms the mutual agreement between Exxel Pharma, Inc., a Colorado corporation, with its principal place of business at 12635 E. Montview Blvd. Suite 114, Aurora, CO 80445, as successor in interest to Exxel Pharma Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Company”), and you, John Nash (the “Holder”), to amend certain terms of that certain 12.5% Senior Secured Convertible Debenture, dated November 20, 2024, in the original principal amount of $600,000.00 (the “Debenture”) and to confirm the replacement of the initially issued Common Stock Purchase Warrant as of November 20, 2024, with a newly issued Common Stock Purchase Warrant (the “Replacement Warrant”).

1. Extension of Maturity Date

Section 2(d) of the Debenture, titled “Extension of Maturity Date,” is hereby amended to provide that the new maturity date of the Debenture shall be May 20, 2026, representing a six (6) month extension from the initial three-month extension of the original maturity date of November 20, 2025.

2. Repayment on Maturity Date, Qualified Event or Qualified Offering

Notwithstanding any other provision in the Debenture or this Amendment, the outstanding principal balance of the Debenture, together with any default interest accrued thereon, shall become immediately due and payable in full by the Company, without notice or demand, upon the earlier of:

1.	Maturity Date: May 20, 2026; or

2.	A Qualified Event or Qualified Offering as defined in the Debenture.

In the event of repayment pursuant to this Section, such payment shall be made in cash unless otherwise agreed to in writing by the Holder. For the avoidance of doubt, the Company may prepay this Debenture in whole or in part at any time prior to such repayment event, subject to any prepayment terms set forth herein.

3. Face Amount Premium Adjustment

The second paragraph of the Debenture is amended to reflect that, upon maturity or repayment, the Holder shall be entitled to receive 125% of the original principal amount of the Debenture (the “Face Amount”). Accordingly, the term “Face Amount” shall be deemed to mean 125% of the principal amount of the Debenture.

4. Removal of Mandatory Conversion

Section 4(a) of the Debenture, titled “Mandatory Conversion,” is hereby deleted in its entirety. Section 4(b), titled “Voluntary Conversion,” shall remain unchanged and in full force and effect in accordance with its existing terms.

5. Replacement Warrant

As consideration for the amendments set forth herein, including the extension of the Maturity Date and the adjustment to the Face Amount premium in the Debenture, the Company also agrees to issue to the Holder a new common stock purchase warrant (the “Replacement Warrant”) under the following terms:

Term: The Replacement Warrant shall have a term of three (3) years from the date of issuance.

Coverage: The number of shares of the Company’s common stock issuable upon exercise of the Replacement Warrant shall represent 175% of the Face Amount of the Debenture, calculated using the same method as the original warrant coverage.

Exercise Price: The exercise price of the Replacement Warrant shall be equal to the exercise price of the existing warrant issued in connection with the Debenture, being the lowest exercise price permitted under applicable Canadian Securities laws.

6. No Other Amendments

Except as expressly set forth in this Amendment, all other terms, conditions, rights, and obligations under the Debenture shall remain unchanged and in full force and effect.

7. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions.

Please indicate your agreement to the terms of this Amendment by signing below and returning a countersigned copy to the Company.

Sincerely,

EXXEL PHARMA, INC.

By:
Name:	Soren Mogelsvang
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

HOLDER:

By	/s/ John Nash
Name:	John Nash
Date:	8/12/25

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